Exhibit 99.1

NV5 ACQUIRES ENERGY AND ENVIRONMENTAL CONSULTING FIRM, AK ENVIRONMENTAL

- Acquisition Expands the Company’s Capabilities in Energy Services Vertical -

Hollywood, FL – March 24, 2014 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq:NVEE), a provider of professional and technical engineering and consulting solutions, has acquired AK Environmental, LLC, an inspection, construction management and environmental consulting firm, primarily servicing natural gas pipeline companies in the Northeast, Mid-Atlantic and Southeast United States.

The acquisition was made with a combination of cash and stock and is expected to be accretive to NV5 earnings, based on its project pipeline and customer base.

“We are pleased to add AK Environmental to the NV5 team,” said Dickerson Wright, Chairman and CEO of NV5. “The firm has an excellent reputation in the energy and environmental industry and is particularly well-known for its Federal Energy Regulatory Commission (FERC) permitting prowess, which is especially important to its Fortune 500 energy client base. The decision to construct a pipeline project can depend on securing FERC approval in a timely manner. Amy Gonzales, President of AK Environmental, and Kelly Caldwell, Vice President of AK Environmental, have built a leading consulting practice by providing technically accurate and relevant information to their clients and positioning the firm to benefit from the shale gas industry’s continued fast growth. We look forward to working together and leveraging the skills and expertise of the AK Environmental team to grow NV5’s energy and environmental services vertical.”

Amy Gonzales, President of AK Environmental, commented: “Our decision to join NV5 included the management team’s excellent track record. We are enthusiastic to be part of NV5’s growing organization, and look forward to creating synergies while bolstering the Company’s presence on the East Coast. We believe we can increase our energy and environmental consulting practice with the national presence and resources of NV5.”

About AK Environmental

Founded in 2002, AK Environmental, LLC is a technical consulting firm that provides Environmental, Project & Construction Management and Inspection services to energy clientele. AK Environmental employs 120 professionals, with locations in the Northeast, Mid-Atlantic and Southeast. The firm serves many energy resource companies, including natural gas producers and product pipelines, electric distribution and transmission systems, industrial facilities such as natural gas compressor stations, electric substations, pump stations, nuclear and fossil fuel power plants, water treatment and infrastructure facilities and the alternative energy industries such as wind energy facilities. In addition to its own highly qualified core staff of scientists and industry professionals, AK Environmental provides complete staffing services to its clients.

About NV5

NV5 Holdings, Inc. (Nasdaq: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. The Company operates 25 offices in California, Colorado, Utah, Florida, Pennsylvania and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the acquisition being accretive to NV5’s earnings. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

- OR -

The Piacente Group | Investor Relations

Kathy Price or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com